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                                                               Exhibit 99.(h)(2)

                          SUB-ADMINISTRATION AGREEMENT

     THIS AGREEMENT is made effective as June 1, 2007, by and between FAF Advisors, Inc. (formerly, U.S. Bancorp Asset Management, Inc.), a Delaware corporation ("FAF Advisors"), and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (the "Sub-Administrator").

     WHEREAS, FAF Advisors has entered into an administrative services agreement ("Administration Agreement") for the provision of administrative and other services with Mount Vernon Securities Lending Trust (formerly, USBAM Securities Lending Trust) (the "Trust"), an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of Common Stock; and

     WHEREAS, as permitted by Article 1 of the Administration Agreement, FAF Advisors desires the Sub-Administrator to provide, and Sub-Administrator is willing to provide, administrative and other services as set forth herein, on behalf of FAF Advisors, to each of the separately managed portfolios of the Trust now or hereafter created (the "Portfolios"), on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, FAF Advisors and the Sub-Administrator hereby agree as follows:

     1. Retention of the Sub-Administrator. FAF Advisors hereby retains the Sub-Administrator to act as the Sub-Administrator of the Portfolios and to furnish the Portfolios with the administrative and other services set forth in
Section 2 below. The Sub-Administrator hereby agrees to perform the duties set forth below.

     The Sub-Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent FAF Advisors in any way and shall not be deemed an agent of FAF Advisors.

     2. Administrative Services. For the compensation set forth in Section 4 hereof, the Sub-Administrator shall perform administrative and other services in connection with the operations of the Portfolios, as set forth on Schedule A hereto as such schedule may be amended from time to time by agreement of the parties. In addition, on behalf of the Trust, the Sub-Administrator will monitor and review the performance of the Trust's vendors, if requested by FAF Advisors.

     On a monthly basis, the Sub-Administrator shall submit a written report to FAF Advisors concerning the performance of its obligations under this Agreement, including the accuracy and timeliness of the various services provided pursuant to this Agreement (the "Service Standards Report"). The Service Standards Report shall include such measures as are agreed to by the parties from time to time. In addition, the Sub-Administrator agrees to make such reports and presentations to the Trust's Board of Trustees as may be reasonably requested from time to time.


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     3. Allocation of Charges and Expenses. The Sub-Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Sub-Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust who are officers or employees of the Sub-Administrator; provided, however, that unless otherwise specifically provided, the Sub-Administrator shall not be obligated to pay the compensation of any employee of the Sub-Administrator retained by the Trustees of the Trust to perform services on behalf of the Trust.

     4. Compensation of the Sub-Administrator.

          (A) Sub-Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Sub-Administrator pursuant to this Agreement, FAF Advisors shall pay to the Sub-Administrator compensation as the parties agree from time to time, as set forth in Schedule B hereto. The parties acknowledge that they are under the control of a common corporate parent and that the fees paid pursuant to this Agreement will change from time to time as the needs of the parties and their corporate parent change.

          (B) Survival of Compensation Rates. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

     5. Indemnification. (A) FAF Advisors agrees to indemnify and hold harmless the Sub-Administrator and its members, partners, officers, employees, agents, successors and assigns (for purposes of this paragraph, each an "Indemnified Person") from and against any and all claims, losses, liabilities or damages (including reasonable attorneys' fees and other related expenses) to which any Indemnified Person may become subject as a result of FAF Advisors' material breach of this Agreement or as a result of FAF Advisors' willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder or violation of applicable law; provided, however, that no Indemnified Person shall be indemnified for any claim, loss, liability or damage that may be sustained as a result of the Indemnified Person's negligence.

          (B) The Sub-Administrator agrees to indemnify and hold harmless FAF Advisors and its members, partners, directors, officers, employees, agents, successors and assigns (for purposes of this paragraph, each an "Indemnified Person") from and against any and all claims, losses, liabilities or damages (including reasonable attorney's fees and other related expenses) to which any Indemnified Person may become subject as a result of Sub-Administrator's material breach of this Agreement or as a result of Sub-Administrator's willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder or violation of applicable law; provided, however, that no Indemnified Person shall be indemnified for any claim, loss, liability or damage that may be sustained as a result of the Indemnified Person's negligence.


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     6. Activities of the Sub-Administrator. The services of the
Sub-Administrator rendered to FAF Advisors shall not be deemed to be exclusive. The Sub-Administrator is free to render such services to others and to have other businesses and interests.

     7. Term and Termination.

          (A) Term. The term of this Agreement, unless sooner terminated as specified herein, shall commence on June 1, 2007 and shall remain in effect through June 30, 2008 (the "Initial Term"). This Agreement shall automatically renew for successive one year terms upon renewal of the Administration Agreement between FAF Advisors and the Trust. This Agreement may be terminated without penalty (i) by provision of a notice of termination in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," in accordance with paragraph (B) or paragraph (C) below. Written notice of termination must be provided at least ninety (90) days prior to the end of the Initial Term (as extended if applicable). In addition, this Agreement shall immediately terminate upon FAF Advisors' termination as Administrator of the Trust.

          (B) Termination by FAF Advisors For Cause. This Agreement shall be terminable by FAF Advisors by delivery of not less than ninety (90) days' advance written notice to the Sub-Administrator: (i) in the event of the Sub-Administrator's bankruptcy or insolvency; (ii) in the event of a conviction of the Sub-Administrator for corporate criminal activity; (iii) in the event of a material breach of this Agreement on the part of the Sub-Administrator which breach is not cured within forty five (45) days after written notice is received by the Sub-Administrator specifying the nature of such breach.

          (C) Termination by Sub-Administrator For Cause. This Agreement shall be terminable by the Sub-Administrator by delivery of not less than ninety (90) days' advance written notice to FAF Advisors: (i) in the event of FAF Advisors' bankruptcy or insolvency; (ii) in the event of a conviction of FAF Advisors for corporate criminal activity; (iii) in the event of a material breach of this Agreement on the part of FAF Advisors which breach is not cured within forty five (45) days after written notice is received by FAF Advisors specifying the nature of such breach.

          (D) Conversion Costs. In the event the Sub-Administrator is terminated for cause or terminates this Agreement other than for cause, the Sub-Administrator shall reimburse FAF Advisors for reasonable out of pocket expenses related to FAF Advisors' conversion process, including the cost of transferring the Trust's records to a successor sub-administrator. The Sub-Administrator agrees to assist FAF Advisors with the transfer of records in a diligent and professional manner.

     8. Amendments and Assignment. This Agreement may be amended or modified only by a writing signed by both parties. This Agreement may not be assigned, as that term is defined in the 1940 Act, by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.


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     9. Certain Records. The Sub-Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Sub-Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Sub-Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to FAF Advisors or the Trust on request.

     In case of any request or demand for the inspection of such records by another party, the Sub-Administrator shall notify FAF Advisors and follow FAF Advisors' instructions as to permitting or refusing such inspection; provided that the Sub-Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) FAF Advisors has agreed to indemnify the Sub-Administrator against such liability.

     10. Definitions of Certain Terms. The terms "interested person" and "affiliated person", when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     11. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party to the last address furnished by the other party for such purpose.

     12. Governing Law and Arbitration. This Agreement shall be construed in accordance with the laws of the state of Delaware without reference to the choice of law doctrine of such state and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the state of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     13. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     14. Entire Agreement. This Agreement, including all Schedules hereto, as the same may be amended from time to time, shall constitute the entire agreement and understanding between the parties concerning the subject matter hereof, and shall supersede and terminate all prior written and oral agreements, proposals, promises, and representations of the parties regarding the subject matter hereof. If any provision of this Agreement shall be held to be unenforceable, illegal or invalid, the remainder of this Agreement shall not be effected.


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     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.

                                        FAF ADVISORS, INC.


                                        By: /s/ Joseph M. Ulrey, III
                                            ------------------------------------
                                            Joseph M. Ulrey, III
                                        Title: Chief Financial Officer


                                        U.S. BANCORP FUND SERVICES, LLC


                                        By: /s/ Joe D. Redwine
                                            ------------------------------------
                                            Joe D. Redwine
                                        Title: President


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                                   SCHEDULE A

                       ADMINISTRATION/ACCOUNTING SERVICES
                         LIST OF DUTIES/RESPONSIBILITIES
                               as of June 1, 2007

Compute the Trust's yields, total return, expense ratios, portfolio turnover rate, and portfolio average dollar-weighted maturity;

Prepare necessary data information needed for the completion of offering memorandums, registration statements and proxy materials. This includes, but is not limited to, commissions, broker/dealer information, and net asset value per share detail;

Prepare initial drafts of annual and semi-annual shareholder reports on Form N-SAR and Form N-CSR and quarterly filings on Form N-Q including creating the necessary trial balances and supporting internal control documentation including signed-off review checklists, schedules and reconciliations to support the respective filings;

Maintain the Trust's general ledger including the tracking and validation of income and expense accruals, record daily portfolio transactions received from FAF Advisors and daily shareholder activity, prepare the Trust's financial statements, determine the daily net asset value of each Portfolio, and provide for the payment of dividends and other distributions to shareholders;

Perform cash processing, record shareholder activity, perform daily reconciliation with the Trust's custodian and transfer agent and identify any discrepancies and resolve them in a timely manner or bring such discrepancies to the attention of FAF Advisors;

Prepare the filing of the Trust's tax returns including detailed schedules and supporting documentation;

Provide reports as reasonably requested by FAF Advisors for reporting needs on a daily, weekly and monthly basis; and

Monitor and advise the Trust and the Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended.


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                                   SCHEDULE B

                               AS OF JUNE 1, 2007

SUB-ADMINISTRATION FEE.

     Pursuant to Section 4, FAF Advisors shall pay the Sub-Administrator compensation for services rendered to each Portfolio of the Trust, calculated daily and paid monthly, at the annual rate of 0.0025% of the average daily net assets of such Portfolio.


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